AMENDMENT TO EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT AMENDMENT (the “Amending Agreement”) is made effective as of the 17th day of October 2025 (the “Effective Date”).

BETWEEN:

REZOLUTE, INC.

(the “Company”)

AND

Daron Evans

(the “Employee”)

(collectively, the “Parties”)

WHEREAS:

A.	The Company and the Employee entered into an Employment Agreement on September 18, 2024 (enclosed as Exhibit A).

B.	The Company and the Employee wish to amend the Employment Agreement set forth herein.

NOW THEREFORE in consideration of the promises and of the mutual covenants contained in this Amending Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Effective the 17th day of October 2025, the Employment Agreement is hereby amended to include:

Section 280G

(a)	In the event that any compensation, payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Employment Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (such excise tax hereinafter referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by Employee, after (i) deduction of any Excise Tax on the Parachute Payments, and (ii) deduction of any federal, state, and local income tax, employment tax and

Excise Tax upon the 280G Gross-Up Payment, shall be equal to the Parachute Payments.

(b)	All determinations required to be made under this section ,including whether any Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Company, which shall provide detailed supporting calculations both to the Company and Employee within thirty (30) business days of the date giving rise to the need for such calculation (the relevant date being the “Gross-Up Calculation Date”). For purposes of determining the amount of any Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee’s residence on the Gross-Up Calculation Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this section, shall be paid to the relevant tax authorities as withholding taxes on behalf of Employee at such time or times when each Excise Tax or income tax payment is due. Any determination by the Company shall be binding upon the Company and Employee.

The Employment Agreement remains unchanged and in full force and effect, except as specifically set forth in this Amending Agreement.

IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the Effective Date.

REZOLUTE, INC.

_______________________________________________

Vlad HogenhuisDate

EMPLOYEE

_______________________________________________

Daron EvansDate

EXHIBIT A

Employment Agreement